February 17, 2016

Stephen I. Chazen
c/o Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, Texas 77046

Re: Your Restricted Stock Awards
Dear Mr. Chazen:
Occidental Petroleum Corporation (the “Company”) previously granted you restricted stock awards under the Occidental Petroleum Corporation 2005 Long-Term Incentive Plan (as amended, restated and otherwise modified from time to time, the “2005 LTIP”) pursuant to the Restricted Stock Incentive Award Terms and Conditions dated as of July 10, 2013 (the “2013 Award”) and the Restricted Stock Incentive Award Terms and Conditions dated as of July 9, 2014 (the “2014 Award” and, together with the 2013 Award, the “Awards”). Section 5(b) of the Awards contains a provision whereby you are required to participate through the applicable vesting date in the Occidental Petroleum Corporation Dividend Reinvestment Plan (as amended, restated and otherwise modified from time to time, the “DRIP”) with respect to dividends paid on the shares of restricted stock subject to the Awards and not permitted to withdraw any shares from the DRIP until after the applicable vesting date. The Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors determined at a meeting held on February 17, 2016 to eliminate this provision.
Subject to your execution of this letter agreement below, Section 5(b) of the Awards is hereby rendered null and void and shall be deemed deleted from the Awards as though such provision had never been included therein. Except as provided in this letter agreement, the Awards shall continue in full force and effect.
Sincerely,
Occidental Petroleum Corporation

By: /s/ Darin S. Moss
Name: Darin S. Moss
Title: Vice President Human Resources

Agreed and accepted:

/s/ Stephen I Chazen
Stephen I. Chazen